Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of December 31, 2013, among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Laredo Petroleum Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) Laredo Midstream Services, LLC, a Delaware limited liability company (“Laredo Midstream”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).  Capitalized terms used herein without definition have the respective meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, the Parent Guarantor, Laredo Midstream and the Trustee are parties to an indenture, dated as of January 20, 2011, as supplemented by that certain Supplemental Indenture, dated as of July 20, 2011, that certain Second Supplemental Indenture, dated as of December 19, 2011, and that certain Third Supplemental Indenture, dated as of December 19, 2011 (as so supplemented, the “Indenture”), providing for the issuance of 9½% Senior Notes due 2019 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 31, 2013, by and among the Company, Laredo Petroleum—Dallas, Inc., a Delaware corporation and Laredo Petroleum Texas, LLC, a Texas limited liability company, prior to the time of execution and delivery of this Fourth Supplemental Indenture, each of the previously existing Guarantors under the Indenture (other than the Parent Guarantor and Laredo Midstream) has merged with and into the Company, with the Company as the surviving entity; and, as a result thereof, the only Guarantors under the Indenture are now the Parent Guarantor and Laredo Midstream;

WHEREAS, the Company wishes to merge, on the date hereof and effective as of the time set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware (the “Effective Time”), with and into the Parent Guarantor, with the Parent Guarantor as the Surviving Entity (in such capacity, the “Successor”), pursuant to Section 253 of the Delaware General Corporation Law;

WHEREAS, Section 5.01 of the Indenture expressly provides, among other things, that neither the Company nor the Parent Guarantor shall merge with or into any other Person unless (i) the Parent Guarantor or the Company will be the Surviving Entity, (ii) the Surviving Entity (including if the Surviving Entity is the Parent Guarantor) shall expressly assume, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, (iii) each Guarantor, if any, unless it is the other party to the transaction described above, will have by supplemental indenture confirmed that its Guarantee shall apply to the Surviving Entity’s obligations under the Indenture and the Notes and (iv) the Parent Guarantor or (if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) the Surviving Entity will have delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such merger and the supplemental indenture in respect thereof comply with this Indenture;

WHEREAS, pursuant to Section 5.01 of the Indenture, the Company, the Parent Guarantor, Laredo Midstream and the Trustee have agreed to enter into this Fourth Supplemental Indenture for the purposes stated herein;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, the Company, the Parent Guarantor and Laredo Midstream, when authorized by a Board Resolution of the Company, and the Trustee, at any time and from time to time, may supplement or amend the Indenture to evidence the succession of another Person to the Company under the Notes, and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes in accordance with Section 5.01 of the Indenture; and

WHEREAS, all things necessary have been done to make this Fourth Supplemental Indenture, when executed and delivered by the Company, the Parent Guarantor and Laredo Midstream, the legal, valid and binding agreement of the Company, the Parent Guarantor and Laredo Midstream, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent Guarantor, Laredo Midstream and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.              Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.              Assumption.

(a)                                 Effective at the Effective Time, the Successor hereby assumes all the obligations of the Company under the Notes and the Indenture with the same effect as if the Successor had been named as the Company in the Indenture.

(b)                                 The Successor shall, from and after the Effective Time, by virtue of the foregoing assumption and the delivery of this Fourth Supplemental Indenture, succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor had been named the Company in the Indenture, and from and after the Effective Time, the Company shall be relieved of all obligations and covenants under the Indenture and the Notes.

Section 3.              Guarantor.  Laredo Midstream hereby confirms that its Guarantee shall apply to the Successor’s obligations under the Indenture and the Notes.

Section 4.              GOVERNING LAW.  THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 5.              Counterparts.  The parties may sign any number of copies of this Fourth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of this Fourth Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an

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original executed counterpart of this Fourth Supplemental Indenture.  Any party delivering an executed counterpart of this Fourth Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Fourth Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Fourth Supplemental Indenture.

Section 6.              Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.              The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Parent Guarantor and Laredo Midstream.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

LAREDO PETROLEUM, INC.

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive Vice President and Chief Financial Officer

LAREDO PETROLEUM HOLDINGS, INC.

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive Vice President and Chief Financial Officer

LAREDO MIDSTREAM SERVICES, LLC

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ John C. Stohlmann
Authorized Signatory

[Signature Page to Fourth Supplemental Indenture]